Exhibit 99.1

              MEDIFAST, INC. TO LIST ON THE NEW YORK STOCK EXCHANGE

    OWINGS MILLS, Md., Aug. 14 /PRNewswire-FirstCall/ -- Medifast, Inc.
(Amex: MED) today announced that it will list its common stock on the New York Stock Exchange. Accordingly, the Company has applied to withdraw its securities from listing on the American Stock Exchange. Trading on the NYSE is expected to commence on August 25, 2006, subject to the Company's selection of a specialist and the completion of the proper securities filings. The Company's ticker symbol will remain 'MED'. Medifast common stock will continue trading on the American Stock Exchange until moving to the NYSE.

    "We welcome Medifast to the family of NYSE-listed companies," said Marshall
N. Carter, Chairman, NYSE Group, Inc. (NYSE: NYX). "We look forward to our partnership with Medifast and to providing the highest levels of market quality and service to the company and its shareholders."

    Chairman of Medifast, Bradley T. MacDonald said, "I would like to extend my gratitude to all the loyal associates, executives and investors of the Company who have made the journey from the brink of bankruptcy in 1999 to a company with a market capitalization over $200 million dollars. Medifast is grateful to the New York Stock Exchange for allowing us to join some of the best public companies in the world and for providing superior trading services to ensure adequate liquidity and an orderly market for investors. Medifast has experienced extraordinary growth because of our passion for combating obesity with our clinically proven Medifast products and programs, which have been leaders for over 25 years in the diet industry. Medifast is proud to join the Big Board."

    Michael S. McDevitt, President and CFO, stated, "We would like to thank the American Stock Exchange for their support and service over the last few years. During this time, Medifast has achieved significant growth in sales, earnings, and market cap, and the AMEX has played an important role. I would also like to thank those at the New York Stock Exchange for inviting Medifast to join their trading platform. We are very excited for this initiative and look forward to a long lasting partnership."

    Ken Bourne, President of Mercantile Bank & Trust, who has had a banking relationship with the Company since 1999, in which time the Company has grown from approximately $4 million annual revenue to a forecasted $70 million for 2006, stated, "Through hard work and assembling a capable management team with a high degree of integrity, Medifast has become a dynamic and focused developer, manufacturer, and marketer of meal replacement products."

    The Company expects the move to the New York Stock Exchange to be seamless for Medifast shareholders. Shareholders that hold a stock certificate do not need to replace the certificate.

    Medifast has been helping people lose weight and achieve better health for 25 years. Its meal replacement foods have been proven effective in multiple clinical studies, recommended by over 15,000 physicians and used by more than 1 million customers. Medifast offers its customers world-class customer service and nutrition support.

    This release contains forward-looking statements which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.

SOURCE  Medifast, Inc.
    -0-                             08/14/2006
    /CONTACT: Investor Relations, Kellie Pizzico of Medifast, Inc., +1-410-504-8162, or ir@medifastdiet.com; or Media Contact, Erin Grecu of Warschawski, +1-410-367-2700, or erin.grecu@warschawski.com, for Medifast, Inc./
    /Web site:  http://www.medifastdiet.com /
    (MED NYX)